EXHIBIT 10.1

SETTLEMENT AGREEMENT OF ACCRUED WAGES

THIS SETTLEMENT AGREEMENT OF ACCRUED WAGES (this “Agreement”) is entered into as of the 31st day of March, 2017, by and between MEDITE Cancer Diagnostics, Inc. (the “Company”), a Delaware corporation having offices at 4203 SW 34th Street, Orlando, Florida 32811, and Richard Domanik, who resides at 30908 N. Leesley Court, Libertyville, Illinois 60048 (“Employee”).

RECITALS

A.
As of the date of this Agreement, the Company owes Employee certain accrued wages and vacation.

B.
The Parties desire to resolve the remaining balance owed to Employee in accordance with this Agreement.

AGREEMENT

NOW THEREFORE, the parties hereto agree as follows:

1.
The Company shall pay Employee the outstanding balance of accrued wages of $2,884.62 owed Employee for the year 2016 on April 7, 2017.

2.
Employee’s annual compensation shall be increased to $90,000 commencing on April 7, 2017. In addition, the Company shall establish a bonus program by April 30, 2017 whereby Employee shall be entitled to participate and receive bonuses based on milestones and targets established by the Company with Employee by April 30, 2017.

3.
Employee shall execute and deliver a W-4 to the Company for purposes of withholding taxes in accordance with applicable law.

4.
The Company shall issue Employee 406,754 warrants exercisable at $.50 per share for a period of five (5) years from the date of this Agreement.

5.
The Company shall make cash payments to Employee in the amounts and on the dates set forth on Exhibit A attached hereto and incorporated herein.

6.
The settlement payments are to include all accrued and unpaid wages, except as noted above and accrued vacation. Employee shall be entitled to vacation benefits on a go-forward basis in accordance with the Company’s established vacation policy.

7.
This Agreement constitutes the entire agreement between the parties hereto, and supersedes any and all prior written or verbal agreements between Employee and the Company.

8.
This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto.

9.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of law principles.

10.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and are of equal validity if delivered electronically or by fax as if delivered in physical form.

11.
The effective date of this Agreement shall be retroactive to December 31, 2016.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above-stated.

“COMPANY”

MEDITE CANCER DIAGNOSTICS, INC., a Delaware corporation

By: /s/David E, Patterson
      CEO

“EMPLOYEE”

/s/ Richard Domanik

EXHIBIT A

Medite Cancer Diagnostics
Due to Employees - Richard Dominak
3/20/2017
Amount due to Employee - Prior Agreement	$251,920
Stock Issued - 2014 Agreement	203,377
Proposal	CASH
To be paid on date of signing revised agreement	$39,055.20
30 Days from signing agreement	39,055.20
60 Days from signing agreement	58,582.81
$136,693.21
Warrants - $0.50 - 5 year term from date of signing agreement	406,754